Exhibit 99.1

For Immediate Release

Maxygen Reports Third Quarter 2009 Financial Results

REDWOOD CITY, Calif., November 5, 2009 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Financial Results

Maxygen reported a net loss of $21.7 million, or $0.57 per share, for the third quarter of 2009, compared to net income of $79.9 million, or $2.14 per fully diluted share for the same period in 2008.

As described below, the net loss in the 2009 period was significantly impacted by expenses associated with the creation of Perseid Therapeutics LLC, the company’s joint venture with Astellas Pharma Inc., and Maxygen’s subsequent restructuring. The net income generated in the 2008 period was primarily due to the $90.2 million of revenue the company recognized in the third quarter of 2008 in connection with the sale of the company’s hematology assets to Bayer HealthCare LLC.

Revenue for the third quarter of 2009 was $7.8 million, compared to $92.1 million for the same period in 2008. Excluding the $90.2 million of revenue recognized by the company in connection with its transaction with Bayer, revenue increased from $1.9 million in the 2008 period to $7.8 million in the 2009 period, primarily due to an increase in revenue under the company’s collaboration agreement with Astellas which began in September 2008 for its MAXY-4 program. This program was transferred to Perseid on September 18, 2009 in connection with the company’s joint venture arrangement with Astellas.

Total expenses were $29.7 million in the third quarter of 2009, compared to $13.6 million in the third quarter of 2008. The increase in expenses includes restructuring charges of $12.2 million in the third quarter of 2009 (including non-cash restructuring charges of approximately $9.0 million), primarily related to severance payments and other benefits for the company’s former chief executive officer and chief financial officer resulting from the termination of their employment with the company. The increase in expenses also includes increased costs of legal, accounting and financial advisory services incurred in connection with the consummation of the joint venture transaction with Astellas.

As a result of the consummation of the joint venture transaction with Astellas on September 18, 2009, the company has reflected the minority ownership interest of Astellas in Perseid as a noncontrolling interest in the condensed consolidated statement of operations and condensed consolidated balance sheets.

At September 30, 2009, cash, cash equivalents and marketable securities totaled $203.0 million, $20.3 million of which was held by Perseid and may only be used for Perseid’s operations.

Business Update

On September 18, 2009, Maxygen consummated a joint venture transaction with Astellas and established Perseid Therapeutics LLC, a newly-formed majority-owned subsidiary of the company, focused on the discovery, research and development of multiple protein pharmaceutical programs, including the company’s MAXY-4 program and other early stage programs. Under this arrangement, Maxygen contributed substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) in exchange for an ownership interest in Perseid. Maxygen and Astellas also invested $10 million of cash in Perseid. As a result of these contributions and investments, Maxygen has an ownership interest in Perseid of approximately 83.3% and Astellas has the remaining ownership interest of approximately 16.7%. Astellas has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from $53 million to $123 million over the term of the option, which expires on September 18, 2012 (the third anniversary of the closing).

In connection with this transaction, Maxygen further implemented a restructuring plan that has resulted in the departure of its chief executive officer, chief financial officer and chief operating officer and the appointment of James Sulat, a director of the company, as Maxygen’s chief executive officer and chief financial officer.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about the joint venture arrangement with Astellas. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, there is no assurance that Perseid will be successful or that Astellas will exercise its buy-out option even if Perseid is successful. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Technology and license revenue	$5	$90,227	$10	$90,227
Related party revenue	6,675	480	19,802	757
Grant revenue	1,115	1,417	3,286	3,740

Total revenues	7,795	92,124	23,098	94,724

Expenses:
Research and development	11,099	10,257	25,550	35,897
General and administrative	6,468	3,321	14,921	11,865
Goodwill impairment	—	—	—	12,192
Restructuring charge	12,152	—	12,250	799

Total operating expenses	29,719	13,578	52,721	60,753

Income (loss) from operations	(21,924)	78,546	(29,623)	33,971

Interest income and other (expense), net	166	1,323	876	4,073

Consolidated net income (loss)	(21,758)	79,869	(28,747)	38,044
Less: Net (loss) attributable to noncontrolling interest	(86)	—	(86)	—

Net income (loss) attributable to Maxygen, Inc.	$(21,672)	$79,869	$(28,661)	$38,044

Basic net income (loss) per share	$(0.57)	$2.15	$(0.75)	$1.03
Diluted net income (loss) per share	$(0.57)	$2.14	$(0.75)	$1.02

Shares used in computing basic net income (loss) per share	38,316	37,140	38,125	37,061
Shares used in computing diluted net income (loss) per share	38,316	37,308	38,125	37,260

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$203,023	$206,483
Related party receivable	9,322	2,703
Receivables, prepaid and other assets	1,727	2,024
Property and equipment, net	1,971	2,347

Total assets	$216,043	$213,557

Other liabilities	$12,715	$8,687
Restructuring accrual	3,164	1,114
Total deferred revenue	6,673	9,244

Maxygen, Inc. stockholders equity	189,922	194,512
Noncontrolling interest	3,569	—

Total equity	193,491	194,512

Total liabilities and stockholders’ equity	$216,043	$213,557

Note 1: Derived from consolidated audited financial statements as of December 31, 2008.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351